SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 SCHEDULE 13G/A
                                ----------------

                                 Amendment No. 1

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         United Therapeutics Corporation
                                (NAME OF ISSUER)

                          Common Stock, $0.01 par value
                         (TITLE OF CLASS OF SECURITIES)

                                    91307C102
                                 (CUSIP NUMBER)

                                December 31, 2007
             (Date of Event which requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
        Schedule is filed:

                  [ ] Rule 13d-1(b)
                  [x] Rule 13d-1(c)
                  [ ] Rule 13d-1(d)


                                         (Page 1 of 14 Pages)
------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 91307C102                  13G/A                  Page 2 of 14 pages


------------------------------------------------------------------------------
     (1)   NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO.
           OF ABOVE PERSON
           Highway Partners, L.P.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    13,600
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    13,600
------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          13,600
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.06%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 91307C102                  13G/A                  Page 3 of 14 pages


------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Thruway Partners, L.P.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    71,800
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    71,800
------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          71,800
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.34%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 91307C102                  13G/A                  Page 4 of 14 pages


------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Roadway Partners, L.P.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    101,418
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    101,418
------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          101,418
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.48%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          PN
------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 91307C102                  13G/A                  Page 5 of 14 pages


------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Expressway Partners Master Fund, Ltd.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    217,217
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    217,217
------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          217,217
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.02%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          CO
------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 91307C102                  13G/A                  Page 6 of 14 pages


------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Freeway Partners Master Fund, Ltd.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    354,042
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    354,042
------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          354,042
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.67%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          CO
------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 91307C102                  13G/A                  Page 7 of 14 pages


------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Principled Capital Management, L.L.C.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    186,818
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    186,818
------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          186,818
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.88%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          OO
------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 91307C102                  13G/A                  Page 8 of 14 pages


------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Principled Asset Administration, L.L.C.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    758,077
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    758,077
------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          758,077
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          3.57%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          OO, IA
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 91307C102                  13G/A                  Page 9 of 14 pages


------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          GERALD C. CATENACCI
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada and United States
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    758,077
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    758,077
------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          758,077
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          3.57%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          IN
------------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 91307C102                  13G/A                  Page 10 of 14 pages

ITEM 1(a).  NAME OF ISSUER:

     The name of the issuer is United Therapeutics Corporation (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            1110 Spring Street
            Silver Spring, MD 20910

ITEM 2(a). NAME OF PERSON FILING:

     This statement is filed by:

     (i) Highway Partners, L.P. ("Highway"), a Delaware limited partnership, with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;

     (ii) Thruway Partners, L.P. ("Thruway"), a Delaware limited partnership, with respect to the shares of Common Stock directly owned by it;

     (iii) Roadway Partners, L.P. ("Roadway"), a Delaware limited partnership, with respect to the shares of Common Stock directly owned by it;

     (iv) Expressway Partners Master Fund, Ltd. ("Expressway"), a Cayman Islands exempted company, with respect to the shares of Common Stock directly owned by it;

     (v) Freeway Partners Master Fund, Ltd. ("Freeway"), a Cayman Islands exempted company, with respect to the shares of Common Stock directly owned by it;

     (vi) Principled Capital Management, L.L.C. ("PCM"), a Delaware limited liability company, which is the general partner of Highway, Thruway and Roadway, with respect to the Common Stock directly owned by Highway, Thruway and Roadway;

     (vii) Principled Asset Administration, L.L.C. ("PAA"), a Delaware limited liability company, which is the investment adviser to Highway, Thruway, Roadway, Expressway and Freeway, with respect to the Common Stock directly owned by Highway, Thruway, Roadway, Expressway and Freeway; and

     (viii) Gerald C. Catenacci ("Mr. Catenacci"), the managing member of PCM and PAA, with respect to the Common Stock directly owned by Highway, Thruway, Roadway, Expressway and Freeway.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(b). ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

     The address of the business office of Highway, Thruway, Roadway, PCM, PAA and Mr. Catenacci is 666 Fifth Avenue, 37th Floor, New York, New York 10103.

     The address of the registered office of Expressway and Freeway is Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman, KY1-9002, Cayman Islands.

ITEM 2(c). CITIZENSHIP:

     Highway, Thruway and Roadway are Delaware limited partnerships. Expressway and Freeway are Cayman Islands exempted companies. PCM and PAA are Delaware limited liability companies. Mr. Catenacci has citizenship in Canada and the United States.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.01 par value ("Common Stock")

ITEM 2(e).  CUSIP NUMBER:  91307C102

CUSIP No. 91307C102                  13G/A                  Page 11 of 14 pages


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a)   [ ]  Broker or dealer registered under Section 15 of the Act

          (b)   [ ]  Bank as defined in Section 3(a)(6) of the Act

          (c)   [ ]  Insurance Company as defined in Section 3(a)(19) of the
                     Act

          (d)   [ ]  Investment Company registered under Section 8 of the
                     Investment Company Act

          (e)   [ ]  Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940

          (f)   [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

          (g)   [ ]  Parent Holding Company, in accordance with Rule 13d-
                     1(b)(ii)(G); see item 7

          (h)   ( )  Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c) CHECK THIS BOX. [X]

ITEM 4. OWNERSHIP.

A. Highway
       (a)   Amount beneficially owned: 13,600
       (b) Percent of class: 0.06% The percentages used herein and in the rest of Item 4 are calculated based the 21,258,112 shares of Common Stock issued and outstanding as of October 26, 2007 as reflected in the issuer's Form 10-Q filed November 1, 2007.
       (c)   (i) Sole Power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 13,600
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 13,600

B. Thruway
       (a)   Amount beneficially owned: 71,800
       (b)   Percent of class: 0.34%
       (c)   (i) Sole Power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 71,800
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: 71,800

C. Roadway
       (a)   Amount beneficially owned: 101,418
       (b)   Percent of class: 0.48%
       (c)   (i) Sole Power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 101,418
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: 101,418

D. Expressway
         (a) Amount beneficially owned: 217,217

CUSIP No. 91307C102                  13G/A                  Page 12 of 14 pages

       (b)   Percent of class: 1.02%
       (c)   (i) Sole Power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 217,217
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: 217,217

E. Freeway
       (a)   Amount beneficially owned: 354,042
       (b)   Percent of class: 1.67%
       (c)   (i) Sole Power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 354,042
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv)  Shared power to dispose or direct the disposition: 354,042

F. PCM*
       (a)   Amount beneficially owned: 186,818
       (b)   Percent of class: 0.88%
       (c)   (i) Sole Power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 186,818
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 186,818

G. PAA**
       (a)   Amount beneficially owned: 758,077
       (b)   Percent of class: 3.57%
       (c)   (i) Sole Power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 758,077
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 758,077

H. Mr. Catenacci***
       (a)    Amount beneficially owned: 758,077
       (b)    Percent of class: 3.57%
       (c)    (i) Sole Power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 758,077
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 758,077

* PCM, as the general partner of Highway, Thruway and Roadway, may be deemed to be the beneficial owner of the Common Stock directly owned by Highway, Thruway and Roadway. PCM disclaims beneficial ownership of the Common Stock reported herein.

** PAA, as the investment adviser of Highway, Thruway, Roadway, Expressway and Freeway, may be deemed to be the beneficial owner of the Common Stock directly owned by Highway, Thruway, Roadway, Expressway and Freeway. PAA disclaims beneficial ownership of the Common Stock reported herein.

*** Mr. Catenacci, as the managing member of PCM and PAA with investment power and voting power, may be deemed to be the beneficial owner of the Common Stock directly owned by Highway, Thruway, Roadway, Expressway and Freeway. Mr. Catenacci disclaims beneficial ownership of the Common Stock reported herein.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
             If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not Applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED

CUSIP No. 91307C102                  13G/A                  Page 13 of 14 pages


          THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          See item 2.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

          By signing below the undersigned certify, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURES

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED: as of February 14, 2008


                                 HIGHWAY PARTNERS, L.P.
                                 BY: PRINCIPLED ASSET ADMINISTRATION, L.L.C. INVESTMENT ADVISER
                                 BY:   S/ GERALD C. CATENACCI
                                       -----------------------------
                                       GERALD C. CATENACCI
                                       Managing Member


                                 THRUWAY PARTNERS, L.P.
                                 BY: PRINCIPLED ASSET ADMINISTRATION, L.L.C. INVESTMENT ADVISER
                                 BY:   /S/ GERALD C. CATENACCI
                                       -----------------------------
                                       GERALD C. CATENACCI
                                       Managing Member


                                 ROADWAY PARTNERS, L.P.
                                 BY: PRINCIPLED ASSET ADMINISTRATION, L.L.C. INVESTMENT ADVISER
                                 BY:   /S/ GERALD C. CATENACCI
                                       -----------------------------
                                       GERALD C. CATENACCI
                                       Managing Member


                                 EXPRESSWAY PARTNERS MASTER FUND, LTD.
                                 BY: PRINCIPLED ASSET ADMINISTRATION, L.L.C. INVESTMENT ADVISER
                                 BY:   /S/ GERALD C. CATENACCI
                                       ------------------------------
                                       GERALD C. CATENACCI
                                       Managing Member


                                 FREEWAY PARTNERS MASTER FUND, LTD.

CUSIP No. 91307C102                  13G/A                  Page 14 of 14 pages


                                 BY: PRINCIPLED ASSET ADMINISTRATION, L.L.C. INVESTMENT ADVISER
                                 BY:   /S/ GERALD C. CATENACCI
                                       ------------------------------
                                       GERALD C. CATENACCI
                                       Managing Member


                                 PRINCIPLED CAPITAL MANAGEMENT, L.L.C.
                                 BY:   /S/ GERALD C. CATENACCI
                                       ------------------------------
                                       GERALD C. CATENACCI
                                       Managing Member


                                 PRINCIPLED ASSET ADMINISTRATION, L.L.C.
                                 BY:   /S/ GERALD C. CATENACCI
                                       ---------------------
                                       GERALD C. CATENACCI
                                       Managing Member


                                 GERALD C. CATENACCI, INDIVIDUALLY
                                 BY:   /S/ GERALD C. CATENACCI
                                       -----------------------
                                       GERALD C. CATENACCI